EXHIBIT 10.2

THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT AND IF THE FEDERAL ARBITRATION ACT IS INAPPLICABLE, THE SOUTH CAROLINA UNIFORM ARBITRATION ACT, § 15-48-10, ET. SEQ., CODE OF LAWS OF SOUTH CAROLINA (1976), AS AMENDED.

REGIONS BANK

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Loan Agreement” or “Agreement”) is made and entered into to be effective as of the 8th day of September, 2010, by and between Regions Bank, an Alabama banking corporation (together with its successors and assigns, the “Lender”) and Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Holdings”) and the wholly-owned subsidiaries of Holdings joined as signatories to this Agreement (collectively, “Borrowers”) (Lender and Borrowers, collectively, “Parties”).

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and of Lender making: (i) a revolving line of credit to Borrowers of up to Five Million and No/100 Dollars ($5,000,000.00) and (ii) a guidance line of credit to Borrowers in the amount of up to Five Million and No/100 Dollars ($5,000,000.00), Lender and Borrowers enter into this Loan Agreement and agree as follows:

1. Definitions.  For the purposes hereof:

1.1 “Account Debtor” means any Person obligated under or on account of any Account.

1.2 “Affiliate” means, with respect to a named Person, (a) any Person directly or indirectly owning ten percent (10%) or more of the voting stock or rights in such named Person or of which the named Person owns ten percent (10%) or more of such voting stock or rights; and (b) any Person controlling or controlled by or under common control with such named Person.

1.3 “Assignment of Intellectual Property” means the collateral assignment of patents, trademarks, copyrights and licensing agreements given by Borrowers to Lender, in form satisfactory to Lender.

1.4 “Business Day” means any day on which Lender is open for business.

1.5 “Closing” or “Closing Date” means September 8, 2010.

1.6 “Code” means the Uniform Commercial Code as in effect under the laws of the State of Maryland, in the case of Holdings, and the State of Louisiana, in the case of Pernix Therapeutics, LLC, from time to time, as the same may be amended.

1.7 “Collateral” shall have meaning assigned thereto in the Security Agreement, including, without limitation, all Accounts, Deposit Accounts, Documents, Instruments, Investment Property, Equipment, Chattel Paper, General Intangibles, Letter of Credit Rights, Payment Intangibles, Commercial Tort Claims, Software, and Supporting Obligations (each, as defined in the Code), and all property and interests covered by the Assignment of Intellectual Property, but for the avoidance of doubt, expressly excluding the Excluded Intellectual Property.

1.8 “Commitment Period” means that period during which Lender is obligated to make advances under the RLOC and the Guidance LOC hereunder, as provided in Section 2.1 hereof.  The Commitment Period shall commence upon the satisfaction of the conditions to lending set forth in Section 2.3 hereof, and shall continue until the last Business Day prior to the Maturity Date, unless sooner terminated according to the provisions hereof.

1.9 “Disbursement Account” shall have the meaning given in Section 2.1(a)(iv).

1.10 “Drawings” shall have the meaning given in Section 2.1(b).

1.11 “EBITDA” means the sum of (a) consolidated net income of Borrowers in the applicable fiscal period (computed without regard to any extraordinary items of gain or loss) plus (b) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (i) interest expense, (ii) taxes and (iii) depreciation and amortization.

1.12 [Reserved.]

1.13 “Environmental Laws” shall mean applicable state, federal or local environmental laws or regulations, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 1101 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Hazardous Materials Transportation Act of 1974, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Endangered Species Act, 16 U.S.C. 1531 et seq.; any laws regulating the use of biological agents or substances including medical or infectious wastes, each as amended or supplemented, and any applicable and analogous future or present local, state, and federal statutes, regulations, and ordinances promulgated pursuant thereto.

1.14 “Event of Default” shall have the meaning set forth in Section 6.

1.15 “Excluded Intellectual Property” means the patents, trademarks, copyrights, licensing agreements and other intellectual property described on Schedule 2.3(c)(ii).

1.16 “Fixed Charge Coverage Ratio” means (net income minus dividends and distributions plus noncash expenses (i.e., non-recurring, one-time charges not paid for in cash) plus depreciation plus amortization plus third party lease or rent expense plus interest expense plus income taxes) divided by (third party lease or rent expense plus interest expense plus income taxes plus current maturities of long term debt).

1.17 “Funded Debt” means all outstanding Indebtedness for borrowed money and other interest-bearing Indebtedness, including current and long term indebtedness.

1.18 “Funded Debt to EBITDA Ratio” means the ratio of Funded Debt to EBITDA.

1.19 “GAAP” means generally accepted accounting principles and practices as in effect from time to time and recognized as such by the American Institute of Certified Public Accountants, consistently applied.

1.20 “Guidance LOC” means that certain guidance line of credit in amounts not to exceed Five Million and No/100 Dollars ($5,000,000.00) as more particularly described in Section 2.1 hereof.

1.21 “Guidance LOC Maturity Date” or “Maturity Date” means September 8, 2012.

1.22 “Guidance LOC Note” means the revolving note of Borrowers in favor of Lender in the amount of the Guidance LOC as set forth in Section 2.1, as well as any promissory note or notes issued by Borrowers in substitution, replacement, extension, amendment or renewal of any such promissory note or notes.

1.23 “Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any Lien on, or payable out of the proceeds of production from, any property or asset owned, held or acquired by such Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (e) all guaranty obligations of such Person in respect of any Indebtedness of any other Person and (f) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed).

1.24 “Intercompany Transaction” means any Account, Chattel Paper, General Intangible, Instrument, Document (each of the foregoing, as defined in the Code) or other Indebtedness or obligation arising from business done with or for, or Indebtedness owed between or among, Borrower and any Subsidiary or Affiliate thereof.

1.25 “Lien” means any interest in property (real, personal or mixed, and tangible or intangible) securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the security interest, security title or Lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  For the purpose of this Agreement, Borrowers shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title of the property has been retained by or vested in some other Person for security purposes.

1.26 “Liquidity ” means cash and short-term investments which may readily be converted to cash.

1.27 “Loan Documents” means this Loan Agreement, the Notes, the Security Agreement, Assignment of Intellectual Property, financing statements, collateral documents, consents and all other documents, instruments, certificates and agreements executed and/or delivered by Borrowers, or any third party, in favor of Lender in connection with the Loan or the Lender’s security interest in the Collateral.

1.28 “Loans” means the RLOC and the Guidance LOC, as each is described in Section 2.1.

1.29 “Material Adverse Change” means the occurrence of events or circumstances which, if unchanged, would materially impair the Borrowers’ (taken as a whole): (i) ability to meet their financial obligations as they become due, or (i) ability to conduct their business as presently conducted.

1.30 “Notes” means the RLOC Note and Guidance LOC Note.

1.31 “Obligations” means (a) all principal and/or interest which may be due under the Notes and all other present and future Indebtedness, obligations and liabilities of any Borrower to Lender arising pursuant to this Agreement and/or any other Loan Document, regardless of whether such Indebtedness, obligations or liabilities are direct, indirect, fixed, contingent, joint or joint and several (including any interest, fees and other charges under this Agreement or any other Loan Document, which would accrue but for the filing of a bankruptcy or insolvency action, whether or not such claim is allowed in such bankruptcy or insolvency action); (b) all costs incurred by Lender to obtain, preserve, perfect and enforce the security interest securing payment of such Indebtedness and to maintain, preserve and collect the Collateral, including, but not limited to, taxes, assessments, insurance premiums, repairs, reasonable attorneys’ fees and reasonable legal expenses, rent, storage charges, advertising costs, brokerage fees and expenses of sale; (c) all other obligations or liabilities of any Borrower owing to Lender (including, without limitation, obligations in connection with purchasing cards and other commercial credit cards), from time to time, whether now existing or hereafter arising, regardless of how incurred; and (d) all renewals, extensions and modifications of any of the foregoing, or any part thereof.  The term also includes, without limitation, all Indebtedness, liabilities or obligations of any Borrower which may at any time become due under any rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap, bond option, interest rate option, foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency swap agreement, currency option or any other similar agreement entered into between any Borrower and Lender, or any Affiliate of Lender.  The term “Obligations” further includes any of the foregoing that arise after the filing of a petition by or against any Borrower under the United States Bankruptcy Code, even if the obligations do not accrue because of the automatic stay under United States Bankruptcy Code Section 362 or otherwise.

1.32 “Permitted Indebtedness” means those matters specified in Section 4.2(g) hereof.

1.33 “Permitted Liens” means those Liens specified in Section 4.2(c) hereof.

1.34 “Person” means an individual person, corporation, limited liability company, trust, joint venture, limited or general partnership, any government or agency or political subdivision of any government, or any other entity or organization.

1.35 “PTLLC” means Pernix Therapeutics, LLC, a Louisiana limited liability company.

1.36 “Real Estate” shall have the meaning as defined in Section 3.8 hereof.

1.37 “Reasonable Cause” shall have the meaning as defined in Section 4.1(f) hereof.

1.38 “RLOC” means that certain revolving line of credit in amounts not to exceed Five Million and No/100 Dollars ($5,000,000.00) as more particularly described in Section 2.1 hereof.

1.39 “RLOC Maturity Date” or “Maturity Date” means September 8, 2012.

1.40 “RLOC Note” means the revolving note of Borrowers in favor of Lender in the amount of the RLOC as set forth in Section 2.1, as well as any promissory note or notes issued by Borrowers in substitution, replacement, extension, amendment or renewal of any such promissory note or notes.

1.41 “Security Agreement” means the security agreement given to Lender by Borrowers and covering the Collateral, as more particularly described in Section 5.1 hereof.

1.42 “Solvent” means, as to any Person, such Person (i) has assets with value that exceed its liabilities; (ii) is able to pay all of its Indebtedness as such Indebtedness matures, and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

1.43 “Subsidiary” means any corporation, partnership or other entity in which any Person, directly or indirectly, owns more than fifty percent (50%) or more of the stock, capital or other interests (legal or beneficial) which is effectively controlled, directly or indirectly, by such Person.

1.44 “Substances” shall have the meaning as defined in Section 3.8 hereof.

2. The Loans and Advances.

2.1 Loans.  Lender hereby agrees to make the Loans available to Borrowers as follows:
(a) RLOC.

(i) Subject to all terms set forth herein but only during the Commitment Period and for so long as no Event of Default has occurred and is continuing, Lender agrees, from time to time and on the terms hereinafter set forth, to loan to Borrowers, when requested by Borrowers, principal amounts aggregating up to Five Million and No/100 Dollars ($5,000,000.00).  Within the aforesaid limit, Borrowers may borrow, make payments, and reborrow under this Agreement, subject to the provisions hereof.

(ii) The obligation to repay the RLOC shall be evidenced by the RLOC Note and maturing upon the earlier to occur of acceleration under Section 7.1 or the RLOC Maturity Date.

(iii) As an accommodation to Borrowers, Lender may permit electronic requests for loans and transmittal of instructions, authorizations, agreements or reports to Lender by Borrowers.  Unless Borrowers specifically direct Lender in writing not to accept or act upon electronic communications from Borrowers, Lender shall have no liability to Borrower for any loss or damage suffered by Borrowers as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to Lender electronically and purporting to have been sent to Lender by Borrowers and Lender shall have no duty to verify the origin of any such communication or the authority of the person sending it.  Borrowers shall designate, in writing, named individuals and their corresponding email addresses who are authorized by Borrowers to request advances hereunder, and Lender shall be entitled to rely upon such authorization until revoked in writing by Borrowers.

(iv) Each borrowing under the RLOC shall be effected by crediting the amount thereof to the regular banking account of PTLLC maintained with the Lender (“Disbursement Account”).

(b) Guidance LOC.  Subject to the terms and conditions hereof, Lender hereby agrees to make a guidance line of credit available to Borrowers in the principal amount of up to Five Million and No/100 Dollars ($5,000,000.00).  Within the aforesaid limit, Borrowers may borrow, make payments, and reborrow under this Agreement, subject to the provisions hereof.   The obligation to repay the Guidance LOC shall be evidenced by the Guidance LOC Note and shall have the repayment terms and interest rates as set forth in the Guidance LOC Note.  All amounts outstanding under the Guidance LOC Note shall be due and payable on the Guidance LOC Maturity Date.

(c) Notice and Manner of Borrowing.

(i) Excepting for automatic advances made pursuant to Lender’s commercial sweep account product, for advances under the RLOC hereof, Borrowers may present checks and request wire transfers (together “Drawings”) to be drawn from the Disbursement Account, and to the extent there are funds available, Lender shall advance funds under the RLOC into the Disbursement Account in amounts sufficient to cover such Drawings.  (PROVIDED HOWEVER, that any request for wire transfers must be presented to Lender not later than 2:00 p.m., Eastern Standard Time on the Business Day of the requested wire transfer, specifying the date and the amount thereof).  Any such notice (including, but not limited to, telephonic notice) which Lender reasonably believes in good faith to have been given by a duly authorized officer of Borrowers designated in the manner set forth in Section 2.1(a)(iii) herein shall be deemed given by Borrowers.

(ii) For advances under the Guidance LOC, an authorized officer of Borrowers designated in the manner set forth in Section 2.1(a)(iii) herein shall provide Lender with not less than fifteen (15) Business Days’ prior notice of such requested advance.  Such request shall be made in writing and shall be accompanied by (x) a narrative description of the intended use of the requested proceeds; (y) the date and amount of the proceeds to be advanced; and (z) proforma financial statements or third-party valuations demonstrating that the assets purchased with the requested advance shall have a positive accretive effect on the cash flows of Borrowers and will not cause an Event of Default, all in sufficient detail reasonably satisfactory to Lender.  Each such requested advance under the Guidance LOC shall be subject to Lender’s reasonable discretion.

(d) Payments.  All sums paid to the Lender by Borrowers hereunder shall be paid directly to the Lender in immediately available funds no later than 3:00 P.M., Eastern Standard Time on the date on which payment is due, except if such date is not a Business Day such payment shall then be due on the first Business Day after such date, but interest shall continue to accrue until the date payment is received.  Any payment received after 3:00 p.m. Eastern Standard Time shall be deemed to have been received on the immediately following Business Day for all purposes, including, without limitation, the accrual of interest on principal.  Lender shall send Borrowers statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on the Borrowers unless the Borrowers notify Lender to the contrary within thirty (30) days of its receipt of any statement which it deems to be incorrect.  Lender may, in its sole discretion, (i) charge against any deposit account of Borrowers all or any part of any amount due hereunder, including, without limitation, interest due under the Notes, and fees and expenses of Lender to be paid by Borrowers as provided for in Section 8.14 of this Agreement, any advances made by Lender to protect the Collateral, and any commitment or servicing fee due Lender, and (ii) advance to Borrowers, and charge to the RLOC, a sum sufficient each month to pay all interest accrued on the RLOC and fees and expenses due under this Agreement, including, without limitation, the fees and expenses of Lender to be paid by Borrowers as provided for in Section 8.14 of this Agreement, any advances made by Lender to protect the Collateral, and any commitment or servicing fee due Lender, during or for the immediately preceding month or any month prior.  Borrowers shall be deemed to have requested an advance under the RLOC upon the occurrence of an overdraft in any of Borrowers’ checking accounts maintained with the Lender.

(e) Application of Payments.  Each Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrowers or from any of the Collateral, and Borrowers do hereby irrevocably agree that Lender shall have the continuing exclusive right to apply such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations which are at the time due and payable, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records.  If as the result of collections of Accounts or for any other reason, a credit balance exists in the Disbursement Account, such credit balance shall not accrue interest in favor of Borrowers but shall be available to Borrowers at any time or times for so long as no Event of Default exists.

2.2 Purposes.

(a) The proceeds of the RLOC shall be used solely for working capital needs of PTLLC, a wholly-owned subsidiary of Holdings currently outstanding

(b) The proceeds of the Guidance LOC shall be used solely for acquisitions of Lender-approved assets by, any Borrower.  Notwithstanding the foregoing, by its execution hereof, Lender expressly consents to the use of the proceeds from the Guidance LOC by any Borrower to fund remaining payment obligations on the acquisitions set forth on Schedule 2.2(b) herein.

Any and all proceeds of the RLOC or the Guidance LOC shall be used solely by Borrowers for the purposes stated hereinabove in subclauses (a) and (b), and shall not be used for any other purposes.  Each Borrower acknowledges that the use of such proceeds for any other purposes shall constitute an Event of Default hereunder.

2.3 Conditions Precedent to Advance Loans on Closing Date.  Lender shall disburse the proceeds of the Loans to Borrowers in accordance with the terms hereof, and the terms of the Notes.  In no event shall Lender be obligated to advance any sum to Borrowers on the Closing Date until all matters, documents, papers and certificates required hereunder have been furnished to Lender’s reasonable satisfaction or so long as any Event of Default has occurred and is continuing.  In addition to other matters set forth herein, the following documents and matters shall be required to be executed or performed by Borrowers at or before the Closing Date (unless as provided otherwise under Section 5 hereof, in connection with the pledge of Collateral):

(a)  This Loan Agreement, duly executed and delivered;

(b)  The Notes duly executed and delivered;

(c)  The Collateral documents required under Section 5.1 hereof, and all other Loan Documents, duly executed and delivered, including, without limitation, Assignment of Intellectual Property covering all patents, trademarks, copyrights and licensing agreements related to the acquisitions set forth on Schedule 2.3(c)(i) hereto, and for the avoidance of doubt expressly not including any Excluded Intellectual Property on Schedule 2.3(c)(ii);

(d)  Borrowing Resolutions, Secretary Certificate, and Certificate of Incumbency exhibiting, among other things, true copies of each Borrower’s current articles of incorporation and bylaws, or articles of organization and operating agreement, as the case may be, in form and substance satisfactory to Lender, authorizing the execution, delivery and performance of all Loan Documents, on behalf of each Borrower;

(e)  Certificate of Existence for each Borrower from the Secretary of State of its incorporation or organization and satisfactory evidence of each Borrower’s qualification to do business in any applicable foreign jurisdictions;

(f)  On or prior to the date of the initial borrowing, Borrowers will provide Lender with an opinion letter, in form and substance satisfactory to Lender, from an attorney acceptable to Lender.  The opinion will provide, to Lender’s satisfaction, that the Borrowers are duly organized and validly existing under the laws of the jurisdictions where each of them is organized and qualified and has full power and authority to undertake the activities contemplated by the Loans; that all Loan Documents have been duly authorized, executed and delivered by each Borrower; that, the Loan Documents create a lien on or security interest in the Collateral except when otherwise specified in the opinion letter; and that the Loans and their terms do not violate any laws including, without limitation, any usury laws or similar laws of the jurisdictions where any Borrower and any Collateral are located, and such other matters and opinions as Lender reasonably requests.  To the extent required by the execution of any Loan Documents provided subsequent to the Closing Date, supplemental opinions may be required of a tenor satisfactory to Lender;

(g)  Assurances, to the satisfaction of Lender, of Lender’s requisite lien position with respect to the Collateral including, but not limited to, Lender’s receipt of consents and waivers from third parties claiming rights in the Collateral under statute, contract or otherwise;

(h)  Payment of all fees and closing costs required hereunder and under the Loan Documents;

(i)  Certificates of insurance required under Section 4.1(e) hereof;

(j)  Lender shall have reasonable assurances that the transactions contemplated hereunder shall not conflict with or constitute a default under any lending agreements between any Borrower and any third-party lender;

(k)  Borrowers’ interim financial statements for the quarterly period ending closest to the Closing Date;

(l)  Such other financial information with respect to Borrowers as Lender may require; and

(m)  Borrowers shall create the Disbursement Account with Lender; and

(n)  Such other matters as Lender may reasonably require.

2.4 Conditions Precedent to RLOC Advances.  In no event shall Lender be obligated to advance any sum to Borrowers on account of the RLOC until the following conditions shall have been satisfied or waived by the Lender:

(a) Borrowers shall have delivered to Lender a request for an advance under the RLOC in accordance with Section 2.1(a) hereof;

(b) The representations and warranties set out in Section 3 hereof shall be true and correct in all material respects on and as of the date requested for such advance by reference to facts and circumstances existing at such date (except to the extent such representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date); and

(c) The conditions set forth in Section 2.3 shall have been satisfied or waived as of the Closing Date.

2.5 Conditions Precedent to Guidance LOC.  In no event shall Lender be obligated to advance any sum to Borrowers on account of the Guidance LOC until the following conditions shall have been satisfied or waived by Lender:

(a) Borrowers shall have delivered to Lender a request for an advance under the Guidance LOC in accordance with Section 2.1(b) hereof;

(b) The representations and warranties set out in Section 3 hereof shall be true and correct in all material respects on and as of the date requested for such advance by reference to facts and circumstances existing at such date (except to the extent such representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date);

(c) The conditions set forth in Section 2.3 shall have been satisfied or waived as of the Closing Date; and

(d) Borrowers shall have cooperated with Lender and taken such actions as are necessary to grant and perfect a first lien position in favor of Lender for any and all intellectual property assets (including, without limitation, patents, copyrights, trademarks and licensing agreements) acquired with the proceeds of the Guidance LOC.

2.6 Fees.

(a) Borrowers shall pay or cause to be paid, at Closing, all fees and expenses, including, but not limited to, legal fees, and other Lender fees associated with the preparation and execution of this Agreement as well as all of Lender’s fees and expenses associated with financial and Collateral due diligence.

(b) Borrowers shall promptly pay to Lender any out-of-pocket fees, costs and expenses incurred in connection with collateral audits and inspections.

(c) Borrowers shall pay or cause to be paid, at Closing, a closing fee, payable to Lender, in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00).

(d) Borrowers shall pay to Lender quarterly, in arrears, an availability fee equal to 0.25% per annum on the average daily unused available principal under the RLOC Note for the preceding calendar quarter or portion thereof.

3. Representations and Warranties.

To induce Lender to make and/or continue to make the Loan, each Borrower makes the following representations and warranties, which, unless specifically referring to a date-certain, shall survive the execution and delivery of the Notes and other Loan Documents:

3.1 Good Standing.  Each Borrower is duly organized, validly existing, legal entity and is in good standing under its state of incorporation or organization, and has the corporate power and authority to own its property and to carry on its business in each jurisdiction in which it does business, except when the failure to do so would not cause a Material Adverse Change.

3.2 Authority and Compliance.  Each Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the Obligations provided for therein, all of which have been duly authorized by all proper and necessary corporate action of Borrowers. To each Borrower’s knowledge, no consent or approval of any public authority or other third party is required as a condition to the validity of any of the Loan Documents, except where the failure to do so would not cause a Material Adverse Change, and each Borrower is in compliance with all laws and regulatory requirements to which it is subject.

3.3 Binding Agreement.  This Loan Agreement and the other Loan Documents executed by each Borrower constitute valid and legally binding obligations of such Borrower, enforceable in accordance with their terms.

3.4 Litigation.  As of the Closing Date, there is no proceeding involving any Borrower pending or, to the knowledge of any Borrower, threatened, before any court or governmental authority, agency or arbitration authority, except as disclosed to Lender on Schedule 3.4 hereto and acknowledged by Lender prior to the date of this Loan Agreement or (x) in matters in which the damages sought in the aggregate are less than $100,000.00 or (y) otherwise notified to the Lender after the date of this Loan Agreement.

3.5 No Conflicting Agreements.  There is no charter, bylaw, operating agreement, stock provision, partnership agreement or other document pertaining to the organization, power, or authority of any Borrower and no provision of any existing material agreement, mortgage, indenture or contract binding on any Borrower or affecting its properties, in each case, which would conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Loan Agreement and the other Loan Documents.

3.6 Ownership of Assets.  As of the Closing Date, each Borrower has good title to its assets, and its assets are free and clear of all judgments, liens, and encumbrances except for Permitted Liens.

3.7 Taxes.  All material taxes and assessments due and payable by any Borrower have been paid or are being contested in good faith by appropriate proceedings and each Borrower has filed all tax returns which it is required to file.

3.8 Compliance with Laws.  Each Borrower is in compliance with all federal, state, and local laws, regulations and governmental requirements applicable to it or to any of its property, business operations, employees, and transactions (including, but not limited to, Environmental Laws, OSHA, ERISA, Pension Benefit Guaranty Board, and laws regulating wetlands) except to the extent that noncompliance therewith would not cause a Material Adverse Change.

3.9 Accurate Financial Information. As of the Closing Date, the financial information furnished to Lender is complete and accurate in all material respects and no Borrower has undisclosed direct or material contingent liabilities.  The financial information provided by Borrowers, in connection with Borrowers’ application to Lender for the Loans, remains substantially accurate in all material respects and no Material Adverse Change has occurred in the financial condition of any of the reporting entities since such information was furnished.

3.10 Solvency. (i) Borrowers, taken as a whole, are Solvent; (ii) the pledge of the Collateral as contemplated herein to Lender will not render any Borrower insolvent; (iii) each Borrower has made adequate provision for the payment of all of its creditors other than Lender; and (iv) no Borrower has entered into this transaction to provide preferential treatment to Lender or any other creditor of any Borrower in anticipation of seeking relief under federal or state bankruptcy or insolvency laws.

3.11 ERISA.  No employee benefit plan established or maintained, or to which contributions have been made, by any Borrower, which is subject to Part 3 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), had an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, or would have had such an accumulated funding deficiency on such day if such year were the first year of such plan to which such Part 3 applied; and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such plan by such Person.  No “Prohibited Transaction” or “Reportable Event” as defined in ERISA has occurred with respect to any employee benefit plan.

Each such employee benefit plan (if any exists) complies and will comply fully with all applicable requirements of ERISA and of the Internal Revenue Code of 1986 as amended (“Internal Revenue Code”) and with all applicable rulings and regulations issued under the provisions of ERISA and the Internal Revenue Code.  This Loan Agreement and the consummation of the transactions contemplated herein will not involve any prohibited transaction within the scope of ERISA or Section 4975 of the Internal Revenue Code.

3.12 Subsidiaries.  The Subsidiary(ies) of Borrowers, as of the Closing Date, are listed on Schedule 3.12 hereof.

3.13 Place of Business.  Each Borrower’s chief executive office is located at the address(es) set forth on Schedule 3.13 and except as set forth on Schedule 3.13 Borrowers have not changed the location of their chief executive office within the last five (5) years.  Except as set forth on Schedule 3.13 or as otherwise in conformance with Section 4.2(b), Collateral is and shall be located only at the locations set forth on Schedule 3.13.

3.14 Name.  Except as disclosed on Schedule 3.14, no Borrower has changed its name or been known by any other name within the last five (5) years, nor has it been the surviving the corporation in a merger effected within the last five (5) years.  Borrowers do not use nor have they ever used any trade or fictitious name in the conduct of their business.

3.15 Intellectual Property.  As of the Closing Date, all of the registered and pending applications to register intellectual property (including, without limitation, patents, trademarks, and copyrights) owned by each Borrower, and any written licensing agreement applicable to such intellectual property, is listed on Schedule 3.15 hereto.

3.16 Labor Relations.  As of the Closing Date, no Borrower is a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organization of Borrowers’ employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

3.17 Trade Relations.  There exists no actual or threatened termination, cancellation or limitation of, or any material adverse modification in, the business relationship between any Borrower and any customer or any group of customers, or with any material supplier that has or is reasonably expected to have a Material Adverse Change.

3.18 Partnerships.  No Borrower is a partner or joint venturer with any other Person or a participant in any business enterprise other than its own for which it is generally liable, nor does any Borrower have any contingent liabilities of any description other than as indicated in the financial statements delivered or to be delivered to Lender.

3.19 Racketeering.  No Borrower is engaged in any activity that might constitute a pattern of racketeering activity or in any other conduct that might subject all or a material portion of Borrowers’ assets to forfeiture.

4. Covenants of Parties.

4.1 Affirmative Covenants.  During the term of this Loan Agreement, Borrowers or each Borrower (as the context requires) will:

(a) Maintenance.  Preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its businesses in all material respects related to the acquisition, sale and distribution of pharmaceutical products.

(b) Financial Statements.  Furnish or cause to be furnished to Lender (i) Borrowers’ fiscal year-end audited financial statements within one hundred twenty (120) days after the close of each fiscal year, prepared on an annual consolidated and consolidating basis; and (ii) Borrowers’ internally-prepared quarterly financial statements, in a form reasonably satisfactory to Lender, within forty-five (45) days after the close of each quarter-end, and certified by the chief financial officer of each Borrower to be true, correct and complete in all material respects; and (iii) within forty-five (45) days of each calendar quarter-end, a certificate of compliance signed by the chief financial officer of each Borrower in the form of Exhibit 4.1(c), affirming Borrowers’ continuing compliance with the terms and conditions of this Loan Agreement, which shall include a computation of compliance with all financial covenants as well as the absence of any Event of Default.  All financial statements of Borrowers shall be prepared in accordance with GAAP, shall be in form and content reasonably satisfactory to Lender and shall include, without limitation, balance sheet, profit loss statement, and statement of cash flows.

(c) [Reserved.]

(d) Insurance.  Maintain with financially sound and reputable insurance companies insurance of the kinds, covering the risks, and in the amounts reasonably comparable to those usually carried by entities and individuals engaged in businesses similar to that of the Borrowers.  Such insurance shall include, but not be limited to, business interruption insurance, liability insurance, and comprehensive hazard/casualty insurance on buildings and contents including, but not limited to, such coverage on the Collateral in amounts satisfactory to Lender.  Borrowers will exhibit or deliver certificates of such policies of insurance to Lender and provide appropriate clauses in the insurance policies indicating Lender’s status as loss payee as to the Collateral, as its interest may appear.  All insurance policies provided hereunder shall be in an amount sufficient to avoid the application of any co-insurance provisions and must include provisions for a minimum thirty (30) day advance written notice of any intended policy cancellation or non-renewal. Borrowers hereby assign to Lender the right to collect and receive any indemnity payment otherwise owed to any Borrower under any policy of insurance, on which Lender is named in such policy as a person entitled to collect upon the same.  The insurance required hereunder shall be in addition to, and not a replacement for, the insurance required under any other Loan Documents; PROVIDED, HOWEVER, that Lender’s right to recovery under any of the above-described insurance policy(ies) shall not exceed the amount of the Obligations.

(e) Access to Collateral and Financial Information.  During normal business hours and with reasonable notice, permit any representative or agent of Lender to examine and audit any or all of Borrowers’ books and records, wherever located, and to have access to all Collateral for purposes of inspection and evaluation.

(f) Notification of Environmental Claims.  Except as set forth on Schedule 4.1(f), if any hazardous or toxic substance or wastes (as defined by any Environmental Law), including but not limited to, friable asbestos, PCBs in regulated concentrations, petroleum products, fertilizers and pesticides (“Substances”) shall be brought upon any real estate owned or leased by any Borrower (the “Real Estate”), Borrowers shall maintain and/or remove them in accordance with all applicable laws.  Borrowers shall promptly take all action that is needed to abate any material environmental risk or comply with any Environmental Laws on or related to the Real Estate at its sole expense, subject to such legal and/or equitable defenses available to Borrowers.  At Lender’s request from time to time, for Reasonable Cause, Borrowers shall obtain additional environmental audits covering any Real Estate from experts reasonably acceptable to Lender.  Borrowers will promptly inform Lender in writing of any violation of any Environmental Laws on or related to the Real Estate or the commencement of any proceeding against it or receipt of any notices by it concerning any alleged violation of Environmental Laws on or related to the Real Estate.  Borrowers will permit Lender, or any person or firm designated by Lender, to inspect the Real Estate on reasonable notice, and will immediately advise Lender in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Substances affecting the Real Estate; and (ii) all claims made or threatened by any third party against it  relating to damages, contributions, cost recovery, compensation, loss or injury resulting from any Substances affecting the Real Estate.  Borrowers shall immediately notify Lender of any remedial action taken by it in response to a violation or potential violation of Environmental Laws.  (For purposes hereof, “Reasonable Cause”  shall be deemed to have occurred at any time that: (i) any Borrower is obligated to provide notice to Lender under this Paragraph 4.1(f), or (ii) any Borrower shall have received notice from any governmental agency indicating a violation or potential violation of Environmental Laws.)

(g) Environmental Indemnity.  Except to the extent caused by the gross negligence or willful misconduct of Lender or its successors or assigns, Borrowers hereby indemnify and hold Lender harmless from and against all liability, claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorneys’ fees and court costs), including all foreseeable and unforeseeable consequential damages, directly or indirectly arising out of the use, generation, storage, release, or disposal of Substances, including, without limitation, the cost of any required or necessary inspection, audit, clean-up, or detoxification and the preparation of any closure or other required plans, consent orders, license applications, or the like, whether such action is required or necessary prior to or following transfer of title of Borrowers’ real or personal property, to the full extent that such action is attributable, directly or indirectly, to the use, generation, storage, release or disposal of Substances on Borrowers’ real or personal property.  Borrowers agree that the indemnity obligations in this paragraph shall include indemnifying Lender for all reasonable attorneys’ fees and expenses incurred by Lender to enforce the terms of this Loan Agreement.  Borrowers’ indemnity obligations under this paragraph are exclusive of, and in addition to, any other insurance obligations which Borrowers have under this Loan Agreement or any of the Loan Documents.  The provisions of this Section 4.1(h) shall survive the satisfaction or release of all Obligations and shall continue thereafter in full force and effect.

(h) Purpose of Loans.  Use the proceeds of the Loans only for the purpose or purposes represented to Lender in Section 2.2.

(i) Notice of Litigation.  Promptly, and in any event, no later than fifteen (15) days after being served or otherwise receiving written notice, notify Lender in the event that any legal action is filed against any Borrower, excepting workers’ compensation claims and matters for which the damages sought for all outstanding litigation are less than One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate.

(j) Free of Liens. Maintain, at all times, the Collateral free of any Lien or encumbrance other than those expressly permitted by this Loan Agreement and Permitted Liens.

(k) Compliance with Law.  Comply with all applicable federal, state, and local laws and regulations including, but not limited to, Environmental Laws, OSHA, ERISA, and the Pension Benefit Guaranty Board, except where non-compliance would not be reasonably expected to cause a Material Adverse Change.

(l) Payment on Notes.  Duly and punctually pay all the principal and interest on the Notes, in accordance with the terms of this Agreement and of the Notes.

(m) Maintenance of Properties.  Keep its properties material to the operation of such Borrower’s business in good repair, working order and condition, reasonable wear and tear accepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto.

(n) Notice to Lender.  Immediately notify Lender (i) of any event causing a material loss or material depreciation in the value of the Collateral and the amount of such loss or depreciation, (ii) if any Borrower becomes aware of the occurrence of any Event of Default or of any fact, condition or event, that would by giving of notice or passage of time, or both, become an Event of Default, or (iii) of the occurrence of a Material Adverse Change.

(o) Collection of Accounts.  Diligently pursue collection of all Accounts and other amounts due to any Borrower by others, including Borrowers’ Affiliates, in a manner consistent with each Borrower’s past practices.

(p) Landlord and Storage Agreements.  Provide Lender with copies of all agreements between any Borrower and any landlord or warehouseman which owns any premises at which any material portion of any Collateral may, from time to time, be kept.

(q) Bank Accounts.  Maintain their principal bank accounts with Lender.

(r) Additional Liens on Intellectual Property.  In addition to liens on Borrower’s intellectual property required under Section 2.3(c) and 2.5(d) hereof, Borrowers shall, from time to time, cause to be granted to Lender a first-priority perfected lien on any and all intellectual property assets (including, without limitation, patents, copyrights, trademarks and licensing agreements) having an aggregate value of $1,000,000 or greater, as of the date of acquisition, as and when such assets are acquired, regardless of whether funds from the Loans are used for such acquisitions, but not including any Excluded Intellectual Property.

4.2 Negative Covenants.  During the term of this Loan Agreement, no Borrower will, without prior written consent of Lender:

(a) Merger/Changes.  No Borrower shall enter into any merger, reorganization or consolidation, which would result in such Borrower’s not being the surviving entity, or make any substantial change in the basic type of business now conducted by it, or undergo any material change in ownership, management, effective control or day to day operations.

(b) Name; Location of Collateral.  Change the locations at which the Collateral is maintained except Collateral that may be in transit; change the name, or corporate structure of any Borrower; adopt or make use of any fictitious or tradename not disclosed elsewhere in this Agreement; or change the location of its chief executive office or the state of its incorporation or organization except in each case as notified by such Borrower to the Lender.

(c) Liens and Security Interests.  Create, incur, assume, or suffer to exist any mortgage, security deed, deed of trust, security interest, pledge, encumbrance, Lien or charge of any kind (including charges on property purchased under conditional sales or other title-retention agreements) on any of its property or assets, now owned or hereafter acquired, except for the following (all of which are referred to herein as “Permitted Liens”):

(i) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and against which adequate reserves have been set up (excluding any Lien imposed pursuant to any of the provisions of ERISA);

(ii) Other Liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property and assets and created by operation of law;

(iii) Purchase money Liens and other encumbrances created to secure the Indebtedness permitted by Section 4.2(g) hereof; and

(iv) Liens, charges and encumbrances in favor of the Lender.

(v) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for payment of which adequate reserves, bonds or other security reasonably acceptable to the Lender have been provided or are fully covered by insurance but only to the extent subordinate to Lenders’ Liens upon the Collateral;

(vi) Liens on any Excluded Intellectual Property or any patents, trademarks, copyrights and other intellectual property which do not comprise Collateral;

(vii) Any written or oral exclusive or non-exclusive licenses granted by either Borrower to any patents, trademarks, copyrights or other intellectual property which comprise Collateral; and

(viii) Easements, rights-of-way and similar title exceptions on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property.

(d) Judgments, etc.  Allow any number of judgments for the payment of money in excess of the aggregate sum of One Hundred Thousand and No/100 Dollars ($100,000) excluding amounts with respect to which an insurance carrier admits full coverage (except for applicable deductibles), to remain unsatisfied against it for a period of sixty (60) consecutive days, unless execution thereof is stayed.

(e) Sale of Assets.  Sell, transfer, lease, pledge, abandon or otherwise dispose of any material portion of any of Borrowers’ consolidated assets or any interest therein, provided however that the foregoing prohibition shall not apply to sales or disposals of inventory or obsolete Equipment occurring in the ordinary course of business or licenses of intellectual property.

(f) Loans to Others.  Excepting loans described to Lender on Schedule 4.2(f) and loans to and between Borrowers and loans to and between Subsidiaries in an aggregate amount not to exceed $100,000 at any time, make any material loans, advances, extensions of credit to any other person or entities.

(g) Indebtedness/Guarantees.  Except as permitted or contemplated by this Agreement, and otherwise disclosed on Schedule 4.2(g), create, incur, assume or suffer to exist any Indebtedness or obligation for money borrowed, or guarantee, or endorse, or otherwise be or become contingently liable in connection with the obligations of any other Person (including, without limitation, any Affiliate), except for the following (all of which are referred to herein as “Permitted Indebtedness”):

(i) Indebtedness secured by liens expressly permitted by Section 4.2(c)(i) and (iv);

(ii) Indebtedness incurred after the Closing Date consisting of capital lease obligations or Indebtedness to provide all or a portion of the purchase price of an asset to the seller(s) of such asset, provided that (i) such Indebtedness when incurred shall not exceed the purchase price of such assets, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance thereon at the time of such refinancing, and (iii) the aggregate amount of all such Indebtedness outstanding at any time shall not exceed $5,000,000;

(iii) Indebtedness of the Borrowers in respect of hedging agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(iv) Accounts payable to trade creditors which are not aged more than one hundred twenty (120) days from billing date and current operating expenses (other than for borrowed money) which are not more than sixty (60) days past due, in each case incurred in the ordinary course of business and paid within such time period, unless the same are actively being contested in good faith and by appropriate and lawful proceedings and Borrowers shall have set aside such reserves, if any, with respect thereto as have been recommended by independent public accountants;

(v) Indebtedness for money borrowed from the Lender;

(vi) Indebtedness that does not exceed $250,000; and

(vii) Indebtedness of any Borrower to any other Borrower.

(h) Affiliate Transactions.  Purchase, acquire or lease property from, or sell, transfer or lease any materials, Goods, Equipment, assets or property to, any Affiliate of Borrowers, except in the ordinary course of Borrowers’ business and under terms and conditions which would apply if disinterested parties were involved; provided, that nothing herein shall limit (x) any Borrower’s ability to make loans or advances to any other Borrower or to any Subsidiary as permitted by Section 4.2(f) or (y) any Borrower’s ability to transfer Collateral between Borrowers and Subsidiaries, consistent with prior practice.

(i) Financing Statements.  Knowingly, permit any financing statement (except Lender’s financing statements or financing statements for Permitted Liens) to be on file with respect to the Collateral.

(j) Acquisitions.  Enter into any acquisitions, purchase of assets, joint venture, partnership, or similar arrangement if such transaction would cause an Event of Default.

(k) Investments.  Purchase or acquire investments in the form of the obligations or stock of or any other interest in any Person, except (i) direct obligations of the United States of America or certificates of deposit or other investments issued by Lender, and (ii) acquisitions of stock or other interests in a subject Person for purposes of owning and controlling such Person’s assets.

(l) Lease Transactions.  Enter into any sale and lease-back arrangement, either directly or indirectly.

(m) [Reserved.]

(n) Adverse Transactions.  Enter into any transaction, or permit any Subsidiary to enter into any transaction, which materially and adversely affects or may materially and adversely affect the Collateral.

(o) Subsidiary Divestiture.  Transfer, sell, pledge, encumber, or otherwise assign any shares of stock or other interest in any Subsidiary or permit any Subsidiary to sell or otherwise dispose of substantially all of its assets where the aggregate value of such transaction exceeds $1,000,000; provided, that nothing herein shall limit any Subsidiary’s ability to merge into another Subsidiary or into Borrowers.

4.3 Financial Covenants.  During the term of this Loan Agreement, Borrowers will maintain the following, all on a consolidated basis:

(a) Liquidity.  Liquidity of not less than $5,000,000, tested quarterly based upon a monthly average balance of Business Days of each month during such quarter.

(b) Funded Debt to EBITDA Ratio.  A ratio of Funded Debt to EBITDA Ratio of not more than 1.00 to 1.00, tested quarterly on a rolling four quarter basis.

(c) Fixed Charge Coverage Ratio.  A Fixed Charge Coverage Ratio of not less 1.25 to 1.00, tested quarterly on a rolling four quarter basis.

Unless otherwise agreed to by Lender, in writing or as otherwise set forth herein, Borrowers’ compliance with the foregoing financial covenants shall be determined in accordance with GAAP, after eliminations for Intercompany Transactions.

5. Security for the Loans.

5.1 Collateral.  Borrowers will execute and deliver or shall have executed and delivered to Lender appropriate security documents, instruments and other agreements in form satisfactory to Lender, granting Lender a first priority security interest in the Collateral as security for the Obligations.

6. Events of Default.  The occurrence of any of the following shall constitute an event of default (“Event of Default”):

6.1 Payment. Any payment of principal, interest, or other sum owed to Lender under the Loan Documents or otherwise due from Borrowers, or any of them, to Lender is not made when due, whether at stated maturity, upon acceleration, or otherwise.

6.2 Additional Defaults.  Any provision or covenant of any Loan Document is breached, or any warranty, representation, or statement made or furnished to Lender by Borrowers in writing in connection with the Loans and the Loan Documents (including any warranty, representation, or statement in Borrowers’ financial statements) or to induce Lender to make the Loans, is untrue or misleading in any material respect.

6.3 Cross-Default-Lender.  Any material default by Borrowers, or any of them, or Subsidiary that occurs under any agreement with Lender or an Affiliate of Lender for borrowed money, whether now existing or hereafter arising, which default is not corrected within the cure period provided in such agreement, if any.

6.4 Dissolution or Bankruptcy.  Dissolution or termination of existence of any Borrower, liquidation, insolvency, business failure, appointment of receiver of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under state or federal bankruptcy laws or other insolvency laws by any Borrower or the commencement of an involuntary proceeding against any Borrower under state or federal bankruptcy laws which is not dismissed within ninety (90) days after such commencement, or a merger or consolidation or sale of any Borrower’s assets other than as permitted hereunder.

6.5 Adverse Changes.  Any Material Adverse Change in the condition of any Borrower which Lender reasonably determines will affect the ability of the Borrowers (taken as a whole) to meet their obligations under this Loan Agreement.

6.6 Uninsured Losses; Unauthorized Dispositions.  Any material loss, theft, damage or destruction of any material portion of any Collateral not fully covered by insurance required by this Agreement.

6.7 Business Disruption; Condemnation.  There shall occur a cessation of a substantial part of the business of any Borrower for a period which significantly affects Borrowers’ capacity (taken as a whole) to continue their businesses; or any Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by it which is necessary to the continued or lawful operation of a material portion of the Borrowers’ business (taken as a whole); or any Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of the Borrowers’ business affairs (taken as a whole).

6.8 Sale of Assets.  The Borrowers shall sell all or substantially all of their assets not in the ordinary course of business.

6.9 Financing Statements.  If for any reason Lender’s priority position with respect to the Collateral ceases to be a fully perfected, first-priority security interest, either by virtue of the filing of a Code financing statement, by virtue of the operation of statute, or otherwise, or if any Borrower shall make or allow to be made any filing altering or terminating any financing statement of Lender without Lender’s prior written consent which is not reinstated or resolved to Lender’ satisfaction within ten (10) days of the filing thereof.

7. Lender’s Remedies.  In addition to any remedies available to Lender under the Notes and other Loan Documents, the Lender shall have the following remedies:

7.1 Acceleration.  Upon (i) the occurrence of an Event of Default caused by a violation of any covenant under Section 4.3, or (ii) the occurrence of any other Event of Default under Article 6 hereinabove, which shall remain uncured after ten (10) days of the occurrence thereof, Lender shall have the option to declare the entire unpaid principal amount of the Loans, accrued interest and all other Obligations immediately due and payable, without presentment, demand, or notice of any kind, and to terminate any advances under RLOC and the Guidance LOC.

7.2 Remedies.  Upon the occurrence of an Event of Default, Lender shall be entitled to pursue all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law, or in equity, and such rights and remedies shall be cumulative.  Without in any way limiting the generality of the foregoing, Lender shall also have the following non-exclusive rights:

(a) Immediate Possession of Collateral. To take immediate possession of all Collateral, whether now owned or hereafter acquired, without notice, demand, presentment, or resort to legal process, and, for those purposes, to enter any premises where any of the Collateral is located and remove the Collateral therefrom or render it unusable;

(b) Assembly of Collateral. To require Borrowers to assemble and make the Collateral available to Lender at a place to be designated by Lender which is also reasonably convenient to Borrowers;

(c) Sale of Personal Property. To retain all non-real estate Collateral in full or partial satisfaction of any unpaid Obligations as provided in the Code or sell the non-real estate Collateral at public or private sale after giving at least ten (10) days’ notice of the time and place of the sale, with or without having the Collateral physically present at the place of the sale (such notice constituting reasonable notice under the Code);

(d) Repair of Collateral. To make any repairs to the Collateral which Lender deems necessary or desirable for the purposes of sale;

(e) Set-off. To exercise any and all rights of set-off which Lender may have against any account, fund, or property of any kind, tangible or intangible, belonging to Borrowers which shall be in Lender’s possession or under its control;

(f) Cure.  To cure any Event of Default in such manner as deemed appropriate by Lender; and

(g) Foreclosure.  To foreclose pursuant to the terms of any Loan Document, or at law or in equity.

        7.3 Proceeds.  The proceeds from any disposition of the Collateral for the Loans shall be used to satisfy the following items in the order they are listed:

(a) The reasonable expenses of taking, removing, storing, repairing, holding, maintaining and selling the Collateral and otherwise enforcing the rights of Lender under the Loan Documents, including any reasonable legal costs and reasonable attorneys’ fees;

(b) The reasonable expense of liquidating or satisfying any liens, security interests, or encumbrances on the Collateral which may be prior to the security interest of Lender that Lender, at its option, elects to satisfy;

(c) Any unpaid fees, accrued interest and other sums due Lender with respect to Loan Documents, and then the unpaid principal amount of the Loans; and

(d) Any other Obligations.

7.4 Resort to Borrowers.  Lender may, at its option, pursue any and all rights and remedies directly against Borrowers, or any one of them, without resort to any Collateral.

7.5 Deficiency.  To the extent the proceeds realized from the disposition of the Collateral shall fail to satisfy any of the foregoing items, Borrowers shall remain liable to pay any deficiency to Lender.

7.6 Advances/Reimbursements.  All amounts due Lender as a result of expenditures made by Lender or losses suffered by Lender, shall bear interest at the rate applicable to past due principal as specified in the Notes or herein from the date demanded until paid in full.  Unless otherwise specified in the Loan Documents, such advances and other sums, together with accrued interest, shall be due and payable on demand.

7.7 Marshalling of Assets; Payments Set Aside.  Lender shall be under no obligation to marshall any assets or securities in favor of Borrowers or any other Person or against or in payment of any or all of the Obligations.  To the extent that any sum credited against the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state of federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or such part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

7.8 Default Rate.  In addition to any and all other remedies afforded to Lender hereunder, Lender may, in its discretion, impose a default rate following the occurrence of an Event of Default and the lapse of any cure period applicable thereto in an amount equal to the applicable rate of interest under the Notes plus four percent (4%).

8. Miscellaneous.

8.1 Notice.  All notices, demands, or other communications given under the Loan Documents shall be in writing, and shall be sent via overnight courier, mailed to the address of each party as set forth below (or as set forth in any other Loan Document), or sent via facsimile to the numbers below said mailing to be certified United States government mail to the mailing address, with notice in each case to be effective when delivered.  Any party must provide written direction to the other in order to change the address to which said notice shall be sent.

If to Lender, to	Regions Bank
101 E. Washington St.
Greenville, SC 29601
Attn: Will Reid
Fax: ________________

With copy, to	Nexsen Pruet, LLC
P.O. Drawer 10648
Greenville, South Carolina 29601
Attn: David Gossett, Esq
Fax: (864) 282-1177

If to Borrowers, to	Pernix Therapeutics, LLC
884 Jonnie Dodds Blvd., Suite 201
Mt. Pleasant, South Carolina 29464
Attn: Tracy S. Clifford
Fax: 843-723-0479
E-mail: tclifford@pernixtx.com

With copy, to	Jones Walker
201 St. Charles Ave., Floor 51
New Orleans, LA 70170-5100
Attn: Allen E. Frederic
Fax: 504-589-8516
E-mail: afrederic@joneswalker.com

8.2 Waiver.  No failure or delay on the part of Lender in exercising any power or right hereunder, and no failure of Lender to give Borrowers notice of an Event of Default, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder.  No modification or waiver of any provision of any Loan Document or consent to any departure by Borrowers from any Loan Document shall in any event be effective unless the same shall be in writing, signed by Lender and Borrowers, and such waiver or consent shall be effective only in the specific instance and for the particular purpose for which it was given.

8.3 Benefit.  The Loan Documents shall be binding upon and shall inure to the benefit of Borrowers and Lender and their respective successors and assigns.

8.4 Governing Law and Jurisdiction.  The Loan Documents and this Loan Agreement, unless otherwise specifically provided therein, and all matters relating thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of South Carolina; PROVIDED HOWEVER, to the extent that the creation, validity, perfection, enforceability or priority of any lien or security interest, or the rights and remedies with respect to any lien or security interest, in the Collateral are governed by the laws of a jurisdiction other than the State of South Carolina, then the laws of such jurisdiction shall govern, except as superseded by applicable United States Federal Law.

8.5 Assignment.  Borrowers may not assign the Loan Documents or any interest therein without Lender’s prior written consent.

8.6 Severability.  Invalidity of any one or more of the terms, conditions or provisions of this Loan Agreement shall in no way affect the balance hereof, which shall remain in full force and effect.

8.7 Construction.  Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.  All references to Sections shall mean Sections of the Loan Document.  The terms “herein,” “hereinbelow,” “hereunder,” and similar terms are references to the particular Loan Document in its entirety and not merely the particular Article, Section, or Exhibit in which any such term appears.  Captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of the Loan Document or the intent of any provision thereof.  All references to any Loan Document shall include all amendments, extensions, renewals, restatements or replacements of the same.  The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without being limited to” and “Real Estate” and “Collateral” shall be construed as if followed by the phrase “or any part thereof”.  No inference in favor of any party shall be drawn from the fact that such party has drafted any portion of the Loan Document.  In the event of any inconsistency between the terms of the Loan Agreement and any other Loan Document (with the exception of the Notes), the terms of the Loan Agreement shall control, provided that any provision of any Loan Document, other than the Loan Agreement, which imposes additional Obligations upon Borrowers or provides additional rights or remedies to Lender shall be deemed to be supplemental to, and not inconsistent with, the Loan Agreement.

8.8 Execution in Counterparts.  All Loan Documents may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, and in making proof of the Loan Document, it shall not be necessary to produce or account for more than one such counterpart.

8.9 Examinations/Communications.  Lender’s examinations, inspections, or receipt of information pertaining to the matters set forth in the Loan Documents shall not in any way be deemed to reduce the full scope and protection of the Loan Documents or the Obligations of Borrowers related to the Loan Documents.  Borrowers agree that Lender shall have no duty or obligation of any nature to make any investigation, inspection or review regarding any Collateral at any time, with any such investigation that is undertaken being solely for the benefit of Lender.

8.10 No Third Party Beneficiaries.  The Loan Documents are entered into for the sole benefit of Borrowers, their successors and assigns, and no third party shall be deemed to have any privity of contract nor any right to rely on any Loan Document to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereof or be deemed to be a party beneficiary.

8.11 No Participation.  Nothing in the Loan Documents, and no action or inaction whatsoever on the part of Lender undertaken in connection with the Loans, shall be deemed to make Lender a partner or joint venturer with Borrowers, and Borrowers indemnify and hold Lender harmless from and against any and all claims, losses, causes of action, expenses (including attorneys’ fees) and damages arising from the relationship between Lender and Borrowers being construed as or related to be anything other than that of lender and borrower.  This provision shall survive the termination of all Loan Documents.

8.12 Notice of Conduct.  Borrowers agree to use commercially reasonable efforts to give Lender prompt written notice of any action or inaction, to the extent that any Borrower has actual knowledge thereof, by Lender or any agent or attorney of Lender in connection with the Loan Documents or the Obligations of any party under the Loan Documents that Borrowers reasonably believe may be actionable against Lender or any agent or attorney of Lender or a defense to payment of any Obligations of any Borrower, including commission of a tort or violation of any contractual duty implied by law, and a reasonable opportunity to cure or correct such action or inaction.  Upon request of Lender from time to time, each Borrower shall also confirm in writing the status of the Loans, and the Obligations, and provide other information reasonably requested by Lender.

8.13 Costs, Expenses and Attorneys’ Fees.  Borrowers shall pay to Lender immediately upon demand the full amount of all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, costs of experts and all other expenses, incurred by Lender (a) in connection with the negotiation and  preparation of this Loan Agreement and each of the other Loan Documents; (b) upon the occurrence of an Event of Default, or of circumstances which, if left uncured, would result in an Event of Default; (c) the perfection, preservation, protection and continuation of the liens and security interest granted Lender in the Collateral and the custody, preservation, protection, repair and operation of any of the Collateral, (d) the pursuit by Lender of its rights and remedies under the Loan Documents and applicable law, and (e) defending any counterclaim, cross-claim or other action, or participating in any bankruptcy proceeding, mediation, arbitration, litigation or dispute resolution of any other nature involving Lender, Borrowers or any Collateral, except to the extent Lender has been adjudicated to have engaged in culpable conduct.

8.14 Further Assurances.  At any time after the date hereof, Borrowers at the request of Lender, shall execute and deliver such further documents and agreements and take such further actions as Lender reasonably deems necessary or appropriate to permit each transaction contemplated by the Loan Documents to be consummated in accordance with the provisions thereof and to perfect, preserve, protect and continue all liens, security interests and rights of Lender under the Loan Documents, security agreements, financing statements, continuation statements, new or replacement Notes, and/or agreements supplementing, extending or otherwise modifying the Notes, this Loan Agreement, and/or any mortgage or security agreement, and certificates as to the amount of the indebtedness evidenced by the Notes.

8.15 Integration.  To the extent only of any conflict between the terms of this Loan Agreement and any other Loan Document (other than the Notes), the terms of this Loan Agreement shall prevail.  To the extent only of any conflict between the terms of this Loan Agreement and any of the Notes, the terms of such Notes shall prevail.  As provided in Section 5.2, to the extent the provisions of Section 5.2 are inconsistent with any Lockbox Agreement governing the receipt, deposit, and disbursement of moneys received from Accounts or other receivables of Borrowers, the provisions of the Lockbox Agreement shall prevail.

8.16 Time of the Essence.  Time is of the essence to all Loan Documents.

8.17 USA Patriot Act Notice.  The Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of each Borrower, and other information includes the name and address of each Borrower and other information that will allow the Lender, as applicable, to identify each Borrower in accordance with the U.S. Patriot Act.

8.18 Arbitration.  ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING TO (i) THIS INSTRUMENT, AGREEMENT, OR DOCUMENT (ii) OR ANY INSTRUMENT, AGREEMENT OR DOCUMENT COMPRISING PART OF THE TRANSACTION OR TRANSACTIONS PROVIDED FOR HEREIN, INCLUDING ANY SUCH CLAIM ARISING IN TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT, COMPREHENSIVE ARBITRATION RULES OF JAMS, AND THE “SPECIAL RULES” SET FORTH BELOW.  IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL.  JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.

A.   SPECIAL RULES.  THE ARBITRATION SHALL BE CONDUCTED IN GREENVILLE, SOUTH CAROLINA AND ADMINISTERED BY JAMS WHO WILL APPOINT AN ARBITRATOR; IF JAMS IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) WILL SERVE AND THE ARBITRATION WILL BE CONDUCTED ACCORDING TO THE FEDERAL ARBITRATION ACT AND THE AAA’S COMMERCIAL ARBITRATION RULES.  ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN NINETY (90) DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL SIXTY (60) DAYS.

B.  RESERVATION OF RIGHTS.  NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) BE A WAIVER BY LENDER OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT ANY RIGHT OF THE LENDER HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) PRELIMINARY INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER.  LENDER MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING, OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT EXCEPT THAT LENDER MAY NOT DO SO IN A MANNER INCONSISTENT WITH ANY ARBITRATION AWARD.  NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

8.19 Multiple Borrowers.

(a) Joint and Several Liability.  Each Borrower shall be jointly and severally liable with each other Borrower for the payment and performance of all of the Obligations; each Borrower shall be deemed to have separately made the representations and warranties set forth herein; each Borrower shall be responsible jointly and severally with the other Borrowers for all of the indemnities set forth in any of the Loan Documents; each Borrower shall be responsible for discharging the covenants contained in each of the Loan Documents applicable to it; and each Borrower shall be deemed separately to have granted a security interest in its interest in its types and items of its property constituting Collateral.  Lender shall have the right to deal with PTLLC with regard to all matters concerning the rights and obligations of Lender hereunder and the duties and liabilities of Borrowers hereunder.  All actions or inactions of the officers, managers, members and agents of PTLLC by an authorized officer of Borrowers designated in the manner set forth in Section 2.1(a)(iii) hereof with regard to the transactions contemplated under any of the Loan Documents shall be deemed to be binding upon all Borrowers hereunder.  Any Advances or other extensions of credit made to one Borrower shall be deemed to have been made to and for the benefit of all Borrowers, it being understood that Borrowers' businesses are a mutual and collective enterprise and Borrowers believe that the consolidation of all Obligations under this Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their loan relationship with Lender, all to the mutual advantage of Borrowers.  Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such appointing Borrower hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents.

(b) Unconditional Nature of Liabilities.  Borrowers' joint and several liability with respect to the Obligations shall, to the fullest extent permitted by applicable law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any document evidencing or securing any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Borrower or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Lender with respect to any Loan Documents, (iv) the failure by Lender to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its right to, any of the Collateral or Lender's release of any Collateral or its termination or release of any Liens upon any Collateral, (v) the release or compromise, in whole or in part, of the liability of any Borrower for the payment of any of the Obligations, (vi) any amendment or modification of any of the Loan Documents or any waiver of an Event of Default, (vii) any increase in the amount of the Obligations beyond any limits imposed herein or any increase or decrease in the amount of any interest, fees or other charges payable in connection therewith, or (viii) any other circumstances that might constitute a legal or equitable discharge or defense of any Borrower.  Each Borrower shall be deemed to have waived any provision under applicable law that might otherwise require Lender to pursue or exhaust its remedies against any Collateral before pursuing such Borrower.  Each Borrower consents that Lender shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

(c) Subordination.  Each Borrower subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Borrower, and any successor or assign of the Borrower, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the full payment of all of the Obligations.

        9. Additional Provisions.  Riders, schedules and exhibits attached hereto, if any are hereby incorporated into this Loan Agreement as if set forth verbatim.

[SIGNATURE PAGE ATTACHED]

PERNIX THERAPEUTICS HOLDINGS, INC. LOAN AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement under seal as of the date first above written.

BORROWERS:

Pernix Therapeutics Holdings, Inc.

By:	/s/ Tracy S. Clifford
Its:	Chief Financial Officer

Pernix Therapeutics, LLC
By: Pernix Therapeutics Holdings, Inc., its manager

By:	/s/ Tracy S. Clifford
Its:	Chief Financial Officer

LENDER:

Regions Bank

By:	/s/ William Reid
Its:	Senior Vice President